EXHIBIT 10.71
                 GAS TRANSPORTATION AND SUPPLY AGREEMENT
                     Between PANDA-BRANDYWINE, L.P.
                                 and
                  WASHINGTON GAS LIGHT COMPANY Dated:
                         November 10, 1994


                     TABLE OF CONTENTS

ARTICLE I DEFINITIONS                                2

Section 1.1 Definitions                              2

ARTICLE II CONDITIONS PRECEDENT                      7

Section 2.1 Conditions Precedent                     7
Section 2.2 Buyer's Conditions Precedent             7
Section 2.3 Seller's Conditions Precedent            7
Section 2.4 Fulfillment of Conditions Precedent      8
Section 2.5 Failure to Fulfill Conditions
            Precedent                                8

ARTICLE III TERM                                     8

Section 3.1 Term                                     8

ARTICLE IV FIRM TRANSPORTATION SERVICE               9

Section 4.1 Firm Transportation Service              9
Section 4.2 Rate

ARTICLE V PEAK PERIOD RELEASE                        10

Section 5.1 Peak Period Release                      10
Section 5.2 Resolution of Banked Quantities          12

ARTICLE VI MERCHANT SERVICE                          14

Section 6.l Merchant Service                         14
Section 6.2 Merchant Service Price                   14
Section 6.3 Disclaimer of Warranties                 15

ARTICLE VII BALANCING SERVICE                        15

Section 7.1 Daily Imbalance                          15
Section 7.2 Monthly imbalance                        16
Section 7.3 Imbalance Make-Up                        18

ARTICLE VIII TESTING PERIOD SERVICE                  18

Section 8.1 Testing Period Service                   18

ARTICLE IX NOMINATIONS                               18

Section 9.1 Monthly Estimates                        18
Section 9.2 Daily Nomination                         19
Section 9.3 Intraday Nomination Changes              19
Section 9.4 Predetermined Allocation                 19

ARTICLE X QUALITY AND PRESSURE                       20

Section 10.1 Delivery Pressure                       20
Section 10.2 Physical Quality of Gas                 20
Section 10.3 Failure to Conform to Quality
Specifications                                       20

ARTICLE XI MEASUREMENT                               20

Section 11.1 Measurement                             20

ARTICLE XII MEASURING EQUIPMENT                      21

Section 12.1 Ownership and Operation                 21
Section 12.2 Check Meters                            22
Section 12.3 Access to Meters and Records            22
Section 12.4 Measurement Equipment Failures          22
Section 12.5 Accuracy of Measuring Equipment         23
Section 12.6 Correction of Errors                    23
Section 12.7 Preservation of Records                 24

ARTICLE XIII BILLING AND PAYMENT                     24

Section 13.1 Billing                                 24
Section 13.2 Payment                                 24
Section 13.3 Billing Disputes                        25
Section 13.4 Verification                            25
Section 13.5 Correction of Errors                    25
Section 13.6 Non-Business Days                       26

ARTICLE XIV NOTICES                                  26

Section 14.1 Notices                                 26

ARTICLE XV POSSESSION AND RESPONSIBILITY             27

Section 15.1 Possession and Responsibility           27

ARTICLE XVI WARRANTY OF TITLE                        27

Section 16.1 Warranty of Title                       27

ARTICLE XVII FORCE MAJEURE                           28

Section 17.1 Effect of Force Majeure                 28
Section 17.2 Force Majeure Termination               29
Section 17.3 Settlement of Strikes, Lockouts, or
 Other Labor Disputes                                29

ARTICLE XVIII TRANSFER AND ASSIGNMENT                30

Section 18.1 Assignments                             30

ARTICLE XIX DEFAULT AND REMEDIES                     30

Section 19.1 Definition of Event of Default          31
Section 19.2 Remedies for Event of Default           32
Section 19.3 Seller's Failure to Deliver             33
Section 19.4 Exclusion of Certain Damages            34

ARTICLE XX INDEMNIFICATION                           34

Section 20.1 Indemnification                         34
Section 20.2 Notice and Legal Defense                34
Section 20.3 Failure to Defend Action                34
Section 20.4 Indemnification Amount                  35

ARTICLE XXI FACILITIES CONSTRUCTION                  35

Section 21.1 WGL Facilities                          35

ARTICLE XXII WEATHER PREDICTIONS                     35

Section 22.1 Weather Predictions                     35

ARTICLE XXIII MISCELLANEOUS PROVISIONS               36

Section 23.1     Regulation                          36
Section 23.2     Binding Effect                      36
Section 23.3     Nonwaiver of Defaults               36
Section 23.4     Written Amendments                  36
Section 23.5     Choice of Law                       36
Section 23.6     Severability and Renegotiation      36
Section 23.7     Other Agreements                    37
Section 23.8     No Third Party Beneficiary          37
Section 23.9     Priority                            37
Section 23.10    Captions                            37
Section 23.11    Survival                            37
Section 23.12    Further Assurances                  37
Section 23.13    Counterparts                        37



     THIS GAS TRANSPORTATION AND SUPPLY AGREEMENT
("Agreement"), is made and entered into this 10th day of November, 1994, by and between Panda-Brandywine, L.P., a Delaware limited partnership ("Buyer"), and Washington
Gas Light Company, a District of Columbia corporation and a Virginia corporation ("Seller"). Buyer and Seller are sometimes referred to herein individually as a "Party" and together as "Parties".

                       WITNESSETH

       WHEREAS, Seller, a gas distribution company subject to regulation by the Maryland Public Service
Commission, owns and operates natural gas distribution
Facilities in the states of Maryland and Virginia and the District of Columbia; and

       WHEREAS, Buyer intends to construct, own and operate an approximately 230 MW (net) natural gas and oil-fired cogeneration facility to be located in Prince
George's County, Maryland (the "Brandywine Facility");
and

       WHEREAS, Buyer has contracted for firm
transportation service on the interstate pipelines of Columbia Gas Transmission Corporation and CLNG;
and

       WHEREAS, Buyer has requested Seller to provide transportation service, whereby Seller will transport to the Brandywine Facility on a firm basis certain quantities of natural gas owned by Buyer and delivered to Seller through the interstate pipeline facilities of CLNG; and

       WHEREAS, Buyer has requested Seller to provide a merchant service, whereby Seller will sell and Buyer will purchase certain quantities of natural gas nominated by Buyer in addition to the quantities of natural gas transported by Seller on behalf of Buyer;
and

       WHEREAS, Seller has agreed to provide
transportation service and merchant service to Buyer;
and

       WHEREAS, Buyer has agreed to release or sell to Seller quantities of natural gas for resale by seller during certain peak periods of natural gas usage; and

       WHEREAS, Seller has agreed, in order to provide
Buyer with transportation service and merchant service, to construct at its own expense certain facilities necessary to provide such services.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, Buyer and Seller hereby agree as follows:

                         ARTICLE I
                        DEFINITIONS

       Section 1.1 Definitions: For purposes of this
Agreement, except where another meaning is expressly stated, the following capitalized words shall have the following meanings:

    (a) "Air Permit Restrictions" means the limits on Buyer's ability to burn fuel oil at the Brandywine
Facility, set forth in the certificate of public convenience and necessity issued to Buyer by the Maryland Public Service Commission in Case No. 8488, as such limits may be amended from time to time.

    (b) "Average Daily Temperature" means the average of the hourly temperatures measured during a Day at the Washington National Airport Station of the
National Weather Service.

    (c) "Agreement" a means this Gas Transportation and Supply Agreement, between Buyer and Seller, as it may be amended, supplemented or modified from time to time.

    (d) "Banked Quantity" means the Quantity of Gas released by Buyer to Seller during a Peak Period
Release and credited to Buyer's account pursuant to
Section 5.1.

    (e) "Brandywine Facility" means the
approximately 230 MW (net) natural gas and oil-fired cogeneration facility Buyer intends to construct, own and operate in Prince George's County, Maryland, including any and all appurtenant facilities necessary to receive Gas delivered by Seller under this Agreement.

     (f) "British thermal unit" or "Btu" means the amount of heat required to raise the temperature of one
(1) pound of water one (1) degree Fahrenheit from sixty
(60) degrees Fahrenheit to sixty-one (61) degrees
Fahrenheit.

     (g) "Buyer" means Panda-Brandywine, L.P., its successors and permitted assignees.

     (h) "Buyer's Lenders" means the lenders or other entities providing financing for the construction and operation of the Brandywine Facility.

     (i) "Carry-over Quantity" means that portion of a Monthly Imbalance that is (i) not subject to cash-out pursuant to Section 7.2(b) and (c), and (ii) that may be made-up pursuant to Section 7.3.

     (j) "Commencement Date" means the Day on which Buyer commences commercial operation of the Brandywine
Facility in accordance with the Power Purchase
Agreement, dated August 9, 1991, between Buyer and
Potomac Electric Power Company, as such agreement may be amended from time to time.

     (k) "Commodity Fee" has the meaning set forth in
Section 6.2.

     (l) "Contract Year" means the twelve (12) Month period beginning on the first Day of the first Month following the Commencement Date (provided, however, if the Commencement Date occurs on the first Day of a Month, the first Contract Year shall begin on the Commencement Date), and on each succeeding anniversary of such Day.

       (m) 'CLNG" means Columbia LNG Corporation, or its successor Cove Point LNG Limited Partnership, or a successor or assignee of either of them to the pipeline and Gas liquefaction facilities currently owned by Columbia LNG Corporation.

     (n) "CLNG Pressure Deficiency" shall have the meaning set forth in Section 4.1.

     (o) "Cubic Foot" means a quantity of Gas that occupies one (1) cubic foot when such Gas is at a temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of fourteen and seventy-three one-hundredths (14.73) pounds per square inch.

     (p) "Daily Balancing Fee" has the meaning set forth in Section 7.1.

     (q) "Daily Delivery Quantity" means the Quantity of Gas Seller actually delivered to Buyer and Buyer actually received at the Delivery Point during a Day pursuant to Article IV (including any Quantity of Gas
Seller delivers to the Delivery Point during such Day allowing Buyer to makeup an imbalance pursuant to
Section 7.3), less the Daily Merchant Quantity, and less any Quantity of Gas Seller actually delivered to Buyer at the Delivery Point during such Day pursuant to Option 3 in Section 5.2.

     (r) "Daily Imbalance" means a Daily Negative
Imbalance or a Daily Positive Imbalance.

     (s) "Daily Merchant Quantity" means, for any
Day, the Quantity of Gas that Seller sold and actually delivered and Buyer purchased and actually received during a Day at the Delivery Point in accordance with
Article VI.

     (t) "Daily Negative Imbalance" shall have the meaning set forth in Section 7.1(a).

     (u) "Daily Positive Imbalance" shall have the meaning set forth in Section 7.1(a).

     (v) "Daily Receipt Quantity" means the Quantity of Gas CLNG actually delivered during a Day at the Receipt Point for Buyer's account during a Day pursuant to Article IV (including any Quantity of Gas CLNG delivers to the Receipt Point during such Day allowing
Buyer to make-up an imbalance pursuant to Section
7.3), and less any Banked Quantity arising from a Peak
Period Release elected by Seller during such Day pursuant to Section 5.1.

       (w) "Daily Transportation Quantity" means, for any Day, a Quantity of Gas equal to the sum of (i) the Daily Delivery Quantity, plus (ii) any Quantity of Gas actually delivered by Seller at the Delivery Point during such Day in accordance with Option 3 in Section
5.2.

       (x) "Day" means a period of twenty-four (24) consecutive hours beginning at 8:00 a.m. EST on a calendar day and ending at 8:00 a.m. EST on the next calendar day.

       (y) "Delivery Point" means the point of
interconnection between the WGL Facilities and the Brandywine Facility.

       (z) "Dekatherm" or "Dth" means a Quantity of Gas equal to one (1) MMBtu.

       (aa) "Event of Default" shall have the meaning set forth in Section l9.1(a).

       (bb) "Excessive Monthly Imbalance" shall have the meaning set forth in Section 7.2.

       (cc) "F" means Fahrenheit.

       (dd) "FERC" means the Federal Energy Regulatory
Commission, or its successor agency.

       (ee) "Force Majeure" shall have the meaning set forth in Section 17.1.

       (ff) "Gas" means natural gas meeting the quality specifications set forth in Article X.

       (gg) "Gas Supply Contract" means any natural gas supply agreement entered into by Buyer providing for the sale and delivery of gas, on a firm basis, to Buyer.

       (hh) "Heating Value of Gas" shall have the meaning set forth in the effective FERC Gas Tariff of CLNG.

       (ii) "Imbalance Tolerance Levels shall have the meaning set forth in Section 7.2.

       (jj) "Mcf" means 1,000 Cubic Feet of Gas.

       (kk) "Merchant Fee" shall have the meaning set forth in Section 6.2.

       (ll) Merchant Service Price" shall have the meaning set forth in Section 6.2.

       (mm) "Minimum Pressure" means 375 psig.

       (nn) MMBtu" means one million (1,000,000) Btu.

       (oo)  "Month" means the period beginning at
5:00 a.m. EST on the first day of a calendar month and ending at 8:00 a.m. on the first day of the next calendar month.

        (pp) "Monthly Delivery Quantity" means the sum of (i) the sum of each Daily Delivery Quantity during a Month, plus (ii) any carry-over Quantity arising from a prior Month's Negative Monthly
Imbalance that is not made-up by Buyer pursuant to Section 7.3. A Quantity of Gas received by Buyer at the Delivery Point to make-up, pursuant to
Section  7.3,  a Daily  Positive  Imbalance incurred
during such Month or a carry-over Quantity arising from Positive Monthly Imbalance during the prior Month shall, in no event, be considered part of a Monthly Delivery Quantity.

        (qq)  "Monthly Imbalance" shall have the
meaning set forth in Section 7.2.

        (rr) "Monthly Receipt Quantity" means the sum of (i) the sum of each Daily Receipt Quantity during a Month, plus (ii) any carry-over Quantity arising from a prior Month's Positive Monthly
Imbalance that is not  made-up by  Buyer  pursuant to
Section 7.3. A  Quantity  of  Gas delivered  at the
Receipt Point for Buyer's account to make-up, pursuant to Section 7.3, a Daily Negative
Imbalance incurred during such Month or a carry-over Quantity arising from Negative Monthly Imbalance during the prior Month shall, in no event, be considered part of a Monthly Receipt Quantity.

       (ss) "Negative Monthly Imbalance" shall have the meaning set forth in Section 7.2.

       (tt) "Nominated Daily Merchant Quantity" means the Quantity of Gas Buyer nominates in accordance with Article IX for sale and delivery at the Delivery
Point by Seller during a Day in accordance with this Agreement..

       (uu) "Nominated Daily Delivery Quantity" means the Quantity of Gas Buyer nominates in accordance with Article IX for transportation and delivery at the Delivery Point by Seller during a Day in accordance with this Agreement, including any Quantity of Gas to be delivered in accordance with Option 3 in Section 5.2.

       (w) "Nominated Daily Receipt Quantity" means the Quantity of Gas Buyer nominates in accordance with Article IX for receipt by Seller at the Receipt
Point during a Day in accordance with this Agreement.

      (ww) "Peak Period Release" shall have the meaning set forth in Section 5.1.

       (xx) "Positive Monthly Imbalance" shall have the meaning set forth in Section 7.2.

      (yy) "Psig" means pounds per square inch gauge.

       (zz) "Quantity of Gas" means a volume of Gas
expressed in Dekatherms as determined under Section
11.1

       (aaa) "Receipt Point" means the point of interconnection between the WGL Facilities and the interstate pipeline facilities of CLNG at the White
Plains meter station in Charles County, Maryland, or some other point mutually agreed to by Buyer and Seller.

       (bbb) "Seller" means Washington Gas Light
Company, its successors and permitted assignees.

       (ccc) "Transportation Rate" shall have the meaning set forth in Section 5.2.

       (ddd) "WGL Facilities means the facilities of Seller that are necessary for Seller to provide Buyer with the services set forth in this Agreement, including gas distribution facilities that Seller must construct at its sole expense from the interstate pipeline of CLNG to the Brandywine
Facility and the metering, regulating and appurtenant facilities to be constructed by Seller at its sole expense on the site of the Brandywine Facility, as such facilities are described in the report Seller must provide under Section 21.1.

                     ARTICLE II
                CONDITIONS PRECEDENT

       Section 2.1 Conditions Precedent: The
obligations of Buyer and Seller under this Agreement shall be subject to the fulfillment of the conditions precedent set forth in Section 2.2 and Section 2.3.

       Section 2.2 Buyer's Conditions Precedent:
Buyer shall endeavor in good faith to fulfill the following conditions precedent by the dates set forth below, unless the Parties mutually agree to waive fulfillment of any of the conditions precedent or mutually agree to a different date by which each such condition must by fulfilled.

       (a) Buyer shall have made arrangement for or closed on financing for the construction of the Brandywine Facility, on terms and conditions satisfactory to Buyer in its sole discretion, no later than June 1, 1997.

       (b) The Maryland Public Service Commission shall have issued a final and non-appealable order approving any amendment or modification to the certificate of public convenience and necessity issued by the Maryland Public Service Commission authorizing Buyer to construct and operate the Brandywine Facility as may be necessary to reflect the entering into of this Agreement, on terms and conditions satisfactory to Buyer in its sole discretion, no later than April 1, 1995.

     (c) Columbia Gas Transmission Corporation shall have received and accepted all necessary FERC approvals to construct the facilities necessary to provide to Buyer 24,000 Dth per day of firm transportation service, which approvals shall be final and non-appealable, and such facilities shall be operational, no later than June 1, 1997.

     (d) CLNG and Buyer shall have entered into a firm transportation agreement obligating CLNG to provide Buyer with 24,000 Dth per day of firm transportation service and CLNG shall have received and accepted all necessary FERC approvals to provide such service to Buyer, which approvals shall be final and non-appealable, no later than June 1, 1997.

       Section 2.3 Seller's Conditions Precedent:
Seller shall endeavor in good faith to fulfill each of the following conditions precedent by the dates set forth below, unless Buyer waives fulfillment of either of the conditions precedent or the Parties mutually agree to a different date by which such conditions must by fulfilled.

       (a) The Maryland Public Service Commission shall have issued a final and non-appealable order approving this Agreement, on terms and conditions reasonably satisfactory to Buyer and Seller, no later than April 1, 1995.

       (b) Seller shall have commenced construction of the WGL Facilities no later than six (6) Months after Seller receives notice from Buyer that Buyer has commenced construction of the Brandywine Facility.

       Section 2.4 Fulfillment of Conditions
Precedent: Upon fulfillment of each of the conditions precedent in Section 2.2 and Section 2.3, the Party responsible for the fulfillment of the condition shall notify the other Party in writing of the fulfillment of the condition. With respect to the condition precedent set forth in Section 2.3(a), Seller shall promptly provide Buyer with a copy of any order issued by the Maryland Public Service
Commission approving the Agreement and shall notify
Buyer whether it accepts the order. Buyer shall review the order and shall notify Seller within twenty (20) Days of Buyer's receipt of such order whether it finds the terms and conditions of such order reasonably satisfactory and whether it accepts the order. If Buyer determines that the order is unsatisfactory, Buyer shall provide Seller with the reasons for its determination. If Buyer fails to notify Seller that it accepts the order within such 20-Day notice period, Buyer shall be deemed to have accepted the order. If either Buyer or Seller does not accept the order, Seller shall use its best efforts to obtain an amendment or modification to such order to make the terms and conditions of such order reasonably satisfactory to both Buyer and Seller.

       Section 2.5 Failure to Fulfill Conditions
Precedent: If the conditions precedent in Section 2.2 and Section 2.3 are not fulfilled or waived in a timely manner, either Party may terminate this Agreement by providing the other Party with forty-five (45) Days prior written notice of its intent to terminate this Agreement. Unless the condition for which such notice of termination is given is fulfilled within such 45-Day notice period, this Agreement shall terminate and neither Party shall have any further obligations or liabilities under this Agreement.

                     ARTICLE III
                        TERM

    Section 3.1 Term: This Agreement shall become effective on the date first written above and shall continue in full force and effect for a primary term of twenty-five (25) Contract Years, and for additional terms of one (1) Contract Year thereafter unless and until terminated by either Party upon six
(6) Months' prior written notice to the other Party to be given no later than the end of the sixth Month after the commencement of any additional Contract
Year term.

                     ARTICLE IV

       Section 4.1 Firm Transportation Service:
Subject to the terms and conditions of this Agreement, commencing on the Commencement Date and on every Day thereafter during the effectiveness of this Agreement, Seller shall receive at the Receipt Point a Quantity of Gas up to the Nominated Daily Receipt
Quantity and shall transport and deliver at the Delivery Point a Quantity of Gas up to the Nominated
Daily Delivery Quantity, all on a firm basis;
provided, however, during any period in which the pressure on the CLNG pipeline system at the Receipt
Point is less than 500 psig (a "CLNG Pressure
Deficiency"), Seller shall, using its best efforts, deliver at the Delivery Point as much Gas as is possible during the Day, up to the Nominated Daily
Delivery Quantity, at no less than the Minimum
Pressure; and provided further, if Seller is unable to deliver any portion of the Nominated Daily
Delivery Quantity at the Delivery Point due to a CLNG
Pressure Deficiency, Buyer shall not incur a Daily
Imbalance due to Seller's failure to deliver the Nominated Daily Delivery Quantity.

       Section 4.2 Rate

       (a) Subject to the terms of this Agreement, Buyer shall pay Setter the Transportation Rate for each Dekatherm of Gas Seller actually transports and delivers to Buyer and Buyer actually receives at the Delivery Point during each Month in accordance with this Article IV.

      (b) The Transportation Rate shall equal $0.05 per Dth, plus the amount of any excise, use, gross receipts, franchise or other similar tax which Seller shall be required to pay or collect by the State of Maryland for the transportation service provided by Seller to Buyer under this Agreement. Any such tax payable by Buyer under this Section 4.2 shall be calculated with reference to the Quantity of Gas actually transported by Seller and received by Buyer under this Agreement.

     (c) The amount payable by Buyer each Month for transportation service provided by Seller under this Agreement shall be determined by multiplying the Transportation Rate by the Daily Transportation
Quantity for each Day during such Month.

                      ARTICLE V
       PEAK PERIOD RELEASE; BANKED QUANTITIES

       Section 5.l Peak Period Release

       (a) (i) Subject to the restrictions set forth in Section 5.1(c), commencing on the Commencement
Date and during the effectiveness of this Agreement, Seller may elect that Buyer release for Seller's resale during a Day the Quantity of Gas Buyer has scheduled and confirmed for delivery and actually received at the Receipt Point during such Day, up to 24,000 Dth of Gas per Day (such red ease, a "Peak
Period Release". Seller shall notify Buyer twentyfive
(25) hours in advance of a potential Peak Period Red easel Such notice shall include the predicted duration and the Quantity of Gas Seller may require
Buyer to release during such Peak Period Release. To the extent that the Quantity of Gas Seller has specified in such notice exceeds the Quantity of Gas
Buyer has previously scheduled and confirmed for delivery at the Receipt Point curing such Day, Buyer shall nominate in accordance with the terms of the Gas Supply Contracts) the full Quantity of Gas requested by Seller in such notice to be delivered at the Receipt Point during such Day, up to 24,000 Dth of Gas per Day.

       (ii) Seller's actual election of a Peak Period
Release, on the Day specified by Seller in the notice required in Section 5.1(a)(i), shall be effective during the Day for such Peak Period Release upon Seller providing Buyer with no less than one (1) hour's prior notice. Such notice shall indicate the duration of the Peak Period Release (consistent with the terms of this Agreement) and the Quantity of Gas
Seller requests Buyer to release. If Buyer makes arrangements for the delivery of a Quantity of Gas to the Receipt Point during a Day in reliance on Seller's prediction of a Peak Period Release set forth in the notice provided to Buyer under Section
5.1(a)(i) and Seller does not actually elect a Peak
Period Release during such Day, at Buyer's election such Quantity of Gas shall be either (A) stored on Seller's distribution system as a Daily Positive
Imbalance that shall not be subject to any fees or charges by Seller as either a Daily Imbalance or an Excessive Monthly Imbalance (as those terms are defined in this Agreement), or (B) transported by Seller for delivery at the Delivery Point. Seller shall indemnify and hold Buyer harmless from any and all imbalance penalties, fees or charges that may be assessed Buyer by its pipeline transporters to the extent Se1ler's actual election of a Peak Period Red ease differs from the predicted Peak Period Release set forth in the notice required under Section
5.1(a)(i).

       (b) During any Peak Period Release, Buyer shall cause to be delivered at the Receipt Point the Quantity of Gas Buyer has scheduled and confirmed for delivery at the Receipt Point during the Day of the Peak Period Release, and Buyer shall not take delivery at the Delivery Point of such Quantity of Gas. Seller shall credit to Buyer's account the Quantity of Gas released to Seller during a Peak
Period Release (such Quantity of Gas, a "Banked
Quantity"). Buyer assumes no liability to Seller if a third-party gas supplier or pipeline transporter fails to deliver the Quantity of Gas Seller has requested be released during a Peak Period Release, and Buyer agrees to pursue in good faith on behalf of Seller any right or cause of action Buyer may have against such third-party gas supplier or pipeline transporter when such failure prevents or impairs
Seller's receipt of such Quantity of Gas. If Buyer fails to pursue in good faith any right or cause of action against a third-party gas supplier or pipeline transporter as set forth in the previous sentence, Buyer's rights to pursue such cause of action shall be subrogated to Seller and Seller may also pursue its rights and remedies as set forth in Article XIX.
Seller shall be liable for and shall indemnify and hold Buyer harmless from the imposition of any and all penalties that may be assessed by any Gas transporter arising from or out of Seller's election of a Peak Period Release.

       (c) Seller's right to request a Peak Period
Release shall be limited as follows:

       (i) Seller may elect a Peak Period Release only during the Months of December, January and February of each calendar year, and may elect only up to five (5) Days of Peak Period Release in each of such Months.

       (ii) Seller may elect no more than two (2)
Days of Peak Period Release in any seven (7) Day period during the Months in which Setter may elect a Peak Period Release.

       (iii) Seller may elect a Peak Period Release only on a Day for which the Average Daily Temperature is predicted to be 20 degrees F or below.

       (iv) Except as limited by Section 5.1(f),
Seller may not elect a Peak Period Release if Buyer determines, in its sole discretion, that use of fuel oil at the Brandywine Facility during such Peak
Period Release in lieu of the Quantity of Gas to be red eased by Buyer will result in Buyer's violation of the Air Permit Restrictions.

       (d) Buyer's release of a Quantity of Gas to Seller during a Peak Period Release shall be subject to the following:

       (i) In accordance with Section 15.1, Seller shall be deemed to be in possession-and control of any Quantity of Gas released by Buyer to Seller during a Peak Period Release.

       (ii) Seller shall be responsible for any and all taxes that may arise as a result of Buyer's release of a Quantity of Gas to Seller during a Peak
Period Release and Seller's possession and control of possession and control of

                   ARTICLE IV
          FIRM TRANSPORTATION SERVICE

       Section 4.1 Firm Transportation Service:
Subject to the terms and conditions of this Agreement, commencing on the Commencement Date and on every Day thereafter during the effectiveness of this akes with respect to the quality of Gas it delivers to the Receipt Point set forth in Section 10.2 and with respect to title set forth in Section 16.1, BUYER
MAKES NO WARRANTIES (WHETHER EXPRESSED, IMPLIED OR
STATUTORY) WITH RESPECT TO SUCH QUANTITY OF GAS
INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND
IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR
PURPOSE.

        (e) Each Month during the effectiveness of this Agreement, Buyer shall provide Seller with a report setting forth the number of hours during the prior Month that Buyer operated the Brandywine
Facility using fuel oil.

        (f) On any Day during which the Average Daily
Temperature is less than 30 degrees F and Buyer has not delivered or caused to be delivered at the Receipt
Point a Quantity of Gas for transportation by Seller that is sufficient to meet the Gas supply requirements at the Brandywine Facility during such Day, Seller may permit Buyer to incur a Daily
Negative Imbalance pursuant to Article VII to the extent necessary to meet the Gas supply requirements at the Brandywine Facility. To the extent that Seller permits Buyer to incur a Daily Negative Imbalance pursuant to this Section 5.1(f), Buyer shall be prohibited, during the current Contract Year, from exercising its rights under Section 5.1(c)(iv) to prevent Seller from requesting a Peak Period Release up to the Quantity of Gas constituting the Daily
Negative Imbalance incurred by Buyer pursuant to this
Section 5.1(f). Nothing in this Section 5.1(f) shall in any way limit or remove the restrictions on Seller's right to request a Peak Period Release set forth in Sections 5.1(c)(i), (ii) or (iii) or alter or modify Buyer's right to resolve a Banked Quantity pursuant to Section 5.2.

     Section 5.2 Resolution of Banked Quantities

       (a) Any Banked Quantity shall remain credited to Buyer's account until Buyer exercises one of three options for reducing a Banked Quantity, set forth in this Section 5.2(a). Buyer shall elect an option or options for reducing a Banked Quantity and exercise such option or options by the March 31 following the Day in which the Banked Quantity is credited to Buyer's account. If Buyer does not take delivery at the Delivery Point of a Quantity of Gas pursuant to Option 3 below by such March 31, Buyer shall elect either of the payment options set forth below (either
Option 1 or Option 2), and Seller shall credit such amounts to the next invoice that Seller provides
Buyer pursuant to Section 13.1 Banked Quantities shall be resolved in the order in which such Quantities of Gas are credited to Buyer's account.

          Option 1: Buyer may elect to receive
payment from Seller for some or all of a Banked
Quantity in an amount equal to the product of (A) l.5, multiplied by (B) the Commodity Fee in effect during the Peak Period Release from which such Banked
Quantity arose or, if a Commodity Fee His not in effect during such Peak Period Red ease, the sum of
(x) the price as first published in the Month during which the Peak Period Release occurred as the n
Louisiana Index" price for Columbia Gulf Transmission
Company as listed under "Prices of Spot Gas Delivered to Pipeline" (per MMBtu dry) in Inside FERC's Gas
Market Report by McGraw-Hill, Inc. (or, if such index price shall no longer be published, such replacement index price that provides an index price that is comparable in all material respects to the "Louisiana
Index" price and that is agreed to by the Parties), plus (y) the sum of the maximum interruptible transportation rates set forth in the effective FERC
Gas Tariffs of Columbia Gulf Transmission Company (or its successor), Columbia Gas Transmission Corporation
(or its successor) and CLNG applicable to the interruptible transportation of Gas on Columbia Gull from Rayne, Louisiana to Leach, Kentucky, on Columbia
Gas Transmission from Leach, Kentucky to Loudoun,
Virginia and on CLNG from Loudoun, Virginia to the Receipt Point, and multiplied by (C) the Banked
Quantity for which Buyer has elected such payment.

       Option 2: Buyer may elect to receive payment from Seller for some or all of a Banked Quantity in an amount equal to the product of (A) the actual cost of fuel oil per Btu during the Day of the Peak Period
Release from which such Banked Quantity arose, multiplied by (B) the Banked Quantity for which Buyer has elected such Payment. Buyer shall provide Seller with documentation demonstrating the actual cost of fuel oil Buyer incurred during such Peak Period
Release.

       Option 3: Buyer may elect to have Seller transport and deliver at the Delivery Point, in accordance with Section 4.l, a Quantity of Gas equal to the product of (A) 1.5, multiplied by (B) the Banked Quantity for which Buyer has elected such delivery.

       (b) If Buyer selects Option 3 for the delivery of a Banked Quantity, Seller shall deliver such Banked Quantity at the Delivery Point for Buyer as part of the Nominated Daily Delivery Quantity submitted by Buyer pursuant to Article IX; provided, however, Seller shall not be required to deliver such Banked Quantity to Buyer at any time during a Day when the Average Daily Temperature is below 21 degrees F.

                     ARTICLE VI
                  MERCHANT SERVICE

          Section 6.1 Merchant Service: Subject to the terms and conditions of this Agreement, commencing on the Commencement Date and on every Day thereafter during the effectiveness of this Agreement, Seller shall sell and deliver at the Delivery Point and Buyer shall purchase and receive a Quantity of Gas up to the Nominated Daily Merchant
Quantity. Seller's obligation to sell and deliver a Quantity of Gas to Buyer pursuant to this Section 6.1 shall be on a best efforts basis from each April 1 through the next following October 31 during the effectiveness of this Agreement, and shall be on an as available basis from each November 1 through the next following March 31 during the term of this Agreement.

       Section 6.2 Merchant Service Price

       (a) Subject to the terms and conditions of this Agreement, Buyer shall pay Seller the Merchant
Service Price for each Dekatherm of Gas Seller actually sells and delivers to Buyer and Buyer actually receives at the Delivery Point during each Month in accordance with this Article VI. Buyer shall be responsible for the payment of all taxes arising from the sale of a Quantity of Gas to Buyer at the Delivery Point. Seller shall be responsible for the payment of all taxes, royalties, overriding royalties, fees and other costs arising prior to the sale of a Quantity of Gas to Buyer at the Delivery
Point. The Merchant Service Price shall be determined as follows:

Merchant Service Price = (Merchant Fee + Commodity
Fee)

       WHERE:

       (i) The Merchant Fee shall equal $0.05.

       (ii) The Commodity Fee for each Month during the effectiveness of this Agreement shall be determined as follows: At least five (5) Days prior to the beginning of each Month, Seller and Buyer shall negotiate in good faith to agree on a Commodity
Fee to be effective during the next Month. If Seller and Buyer are unable to agree on a Commodity Fee for the next Month, no Commodity Fee shall be effective for such Month and Buyer shall not be permitted to receive merchant service from Setter during such Month.

      (b) The amount payable by Buyer each Month for merchant service provided by Setter under this Agreement shall be determined by multiplying the Merchant Service Price by the Daily Merchant Quantity for each Day during such Month.

       Section 6.3 Disclaimer of Warranties: Except for the warranty Seller makes with respect the quality of Gas it delivers at the Delivery Point set forth in Section 10.2 and with respect to title set forth in Section 16.1, SELLER MAKES NO WARRANTIES
(WHETHER EXPRESSED, IMPLIED OR STATUTORY) WITH
RESPECT TO ANY QUANTITY OF GAS SOLD TO BUYER PURSUANT
TO THIS ARTICLE VI INCLUDING IMPLIED WARRANTIES OF
MERCHANTABILITY AND IMPLIED WARRANTIES OF FITNESS FOR
A PARTICULAR PURPOSE.

                     ARTICLE VII
                  BALANCING SERVICE

       Section 7.1 Daily Imbalance

       (a) Commencing on the Commencement Date and on every Day thereafter during the effectiveness of this Agreement, on any Day in which the Daily Receipt
Quantity is greater than the Daily Delivery Quantity'
Buyer shall have incurred a "Daily Positive
Imbalance." On any Day in which the Daily Receipt
Quantity is less than the Daily Delivery Quantity, Buyer shall have incurred a "Daily Negative
Imbalance" (a Daily Positive Imbalance or a Daily
Negative Imbalance shall also be a "Daily Imbalance");
provided, however, during any Day on which Buyer has elected to receive merchant service from Seller pursuant to Article VI, Buyer shall not be deemed to have incurred a Daily Negative Imbalance on such Day.

       (b) For each Dekatherm of Gas constituting a Daily Imbalance, Buyer shall pay Seller a "Daily
Balancing Fee" of $0.025 per Dth. On any Day in which the Average Daily Temperature is greater than or equal to 30 degrees F. Buyer shall have the right, without restriction, to incur either a Daily Negative
Imbalance or a Daily Positive Imbalance. On any Day in which the Average Daily Temperature is greater than or equal to 20 degrees F and less than 30 degrees F. Buyer shall have the right to incur a Daily Negative Imbalance only to the extent Gas is available on the gas distribution system of Seller to accommodate such Daily Negative Imbalance. Otherwise, there shall be no restriction on Buyer's right to incur a Daily Imbalance. In no event shall Buyer be subject to the payment of the Daily Imbalance Fee for any Daily Imbalance that is the result of an event of Force Majeure or caused by Seller's failure to perform under the terms of this Agreement.

       Section 7.2 Monthly Imbalance

      (a) Commencing on the Commencement Date and for each Month thereafter during the effectiveness of this Agreement, during any Month in which the Monthly
Receipt Quantity is greater than the Monthly Delivery
Quantity, Buyer shall have incurred a "Positive
Monthly Imbalance." During any Month in which the Monthly Receipt Quantity is less than the Monthly
Delivery Quantity, Buyer shall have incurred a Negative Monthly Imbalance. N A Positive Monthly
Imbalance or a Negative Monthly Imbalance shall be the Buyer's "Monthly Imbalance."

      (b) Commencing on the Commencement Date and for each Month thereafter during the effectiveness of this Agreement, during any Month in which Buyer's
Monthly Imbalance exceeds a quantity that is 10% of the greater of (i) the Monthly Receipt Quantity or
(ii) the Monthly Delivery Quantity (such quantity, the "Imbalance Tolerance Level"), the Quantity of Gas constituting the portion of the Monthly Imbalance that exceeds the Imbalance Tolerance Level (the
"Excessive Monthly Imbalances) shall be "cashed-out" by the Parties as set forth in this Section 7.2.
Notwithstanding the above, upon mutual agreement of the Parties, Buyer may carry-over into the next
Month, pursuant to Section 7.2(e), its entire Monthly
Imbalance in lieu of cashing-out an Excessive Monthly
Imbalance pursuant to this Section 7.2. If the Parties cannot so agree, the Excessive Monthly
Imbalance shall be cashed-out pursuant to this
Section 7.2.

      (c) An Excessive Monthly Imbalance shall be cashed-out as fo1lows:

      (i) If the Buyer experienced a Positive
Monthly Imbalance during the Month, Seller shall pay
Buyer an amount equal to the product of (A) the Excessive Monthly Imbalance, multiplied by (B) the
Commodity Fee in effect during such Month. If a Commodity Fee is not in effect for such Month, the price at which a Positive Monthly Imbalance is cashed-out shall equal the sum of (A) the price as first published in the Month during which the Buyer experienced the Positive Monthly Imbalance as the "Louisiana Index" price for Columbia Gulf
Transmission Company as listed under "Prices of Spot
Gas Delivered to Pipeline" (per MMBtu dry) in Inside
FERC's Gas Market Report by McGraw-Hill, Inc. (or, if such index price shall no longer be published, such replacement index price that provides an index price that is comparable in all material respects to the "Louisiana Index" price and that is agreed to by the Parties), plus (B) the sum of the maximum interruptible transportation rates set forth in the effective FERC Gas Tariffs of Columbia Gulf
Transmission Company (or its successor), Columbia Gas
Transmission Corporation (or its successor) and CLNG applicable to the interruptible transportation of Gas on Columbia Gulf from Rayne, Louisiana to Leach,
Kentucky, on Columbia Gas Transmission from Leach,
Kentucky to Loudoun, Virginia and on CLNG from Loudoun, Virginia to the Receipt Point. Seller shall credit any amount due Buyer under this Section 7.2(c) in the invoice next sent to Buyer pursuant to Section
13.1.

       (ii) If the Buyer experienced a Negative
Monthly Imbalance during the Month, Buyer shall pay
Setter an amount equal to the product of (A) the Excessive Monthly Imbalance, multiplied by (B) the
Commodity Fee in effect during such Month. If a Commodity Fee is not in effect for such Month, the price at which a Negative Monthly Imbalance is cashed-out shall equal the sum of (A) the price first published in the Month during which the Buyer experienced the Negative Monthly Imbalance as the "Louisiana Index" price for Columbia Gulf
Transmission Company as listed under "Prices of Spot
Gas Delivered to Pipeline" (per MMBtu dry) in Inside
FERC's Gas Market Report by McGraw-Hill, Inc. (or, if such index price shall no longer be published, such replacement index price that provides an index price that is comparable in all material respects to the "Louisiana Index" price and that is agreed to by the Parties), plus (B) the sum of the maximum interruptible transportation rates set forth in the effective FERC Gas Tariffs of Columbia Gulf
Transmission Company (or its successor), Columbia Gas
Transmission Corporation (or its successor) and CLNG applicable to the interruptible transportation of Gas on Columbia Gulf from Rayne, Louisiana to Leach,
Kentucky, on Columbia Gas Transmission from Leach,
Kentucky to Loudoun, Virginia and on CLNG from Loudoun, Virginia to the Receipt Point.

      (d) Any Excessive Monthly Imbalance that is cashed-out shall be removed from Buyer's account for the purpose of determining a future Daily Imbalance or Monthly Imbalance. In no event shall any portion of an Excessive Monthly Imbalance resulting from an event of Force Majeure or caused by Seller's failure to perforate under the terms of this Agreement be cashed-out pursuant to this Section 7.2.

       (e) For any portion of Buyer's Monthly
Imbalance that is less than or equal to the Imbalance
Tolerance Level or for any Excessive Monthly
Imbalance that is not cashed-out pursuant to Section
7.2(c) due to the Parties' mutual agreement pursuant to Section 7.2(b), Buyer may carry-over the Quantity of Gas constituting such Monthly Imbalance (the
"carry-over Quantity") into the next Month without being subject to the monthly cash-out set forth in this Section 7.2 and may attempt to make-up such carry-over Quantity in accordance with Section 7.3.

       Section 7.3 Imbalance make-up: Subject to the limitations in this Section 7.3, during any Day of a Month, Buyer may make-up all or any portion of a Daily Imbalance incurred during such Month or ail or any portion of a carry-over Quantity from the prior
Month by adjusting the Nominated Daily Receipt
Quantity relative to the Nominated Daily Delivery
Quantity. On any Day during which the Average Daily
Temperature is greater than or equal to 30 degrees F, Buyer shall have the right without restriction to make-up any imbalances in accordance with this
Section 7.3. On any Day during which the Average
Daily Temperature is less than 30 degrees F or greater than 20 degrees F, Buyer shall have the right to make-up in accordance with this Section 7.3 any Daily Positive Imbalance or any carry-over Quantity arising from a Positive Monthly Imbalance only to the extent Gas is available on the gas distribution system of Seller, as determined by Seller in its sole discretion, to enable Buyer to exercise such make-up rights. Any imbalance that is made-up by Buyer pursuant to this Section 7.3 shall be removed from Buyer's account for the purpose of determining a future Daily Imbalance or Monthly Imbalance.

                    ARTICLE VIII
               TESTING PERIOD SERVICE

       Section 8.1 Testing Period Service: Prior to the Commencement Date, but no earlier than February
1, 1996 or the date Buyer commences testing of the Brandywine Facility, at the request of Buyer, Seller shall, on an as available basis, receive a Quantity of Gas at the Receipt Point for Buyer' s account and sham 1 transport and deliver at the Delivery Point such Quantity of Gas for Buyer's use in testing the Brandywine Facility. The rate for such transportation service shall be the Transportation Rate. In addition, at the request of Buyer in its sole discretion and in lieu of the transportation service available to Buyer in this Section 8.1, Seller shall sell and deliver, on an as available basis, and Buyer shall purchase and receive at the Delivery Point a Quantity of Gas for Buyer's use in testing the Brandywine Facility. The price for any Gas Seller sells and delivers and Buyer purchases and receives under this Section 8.1 shall be the Merchant Service
Price. Buyer shall provide Seller with thirty (30)
Days' prior written notice of Buyer's commencement of testing at the Brandywine Facility.

                     ARTICLE IX
                     NOMINATIONS



          Section 9.1 Monthly Estimates: Commencing on the Commencement Date and during the effectiveness of this Agreement, five (5) Days prior to each Month, Buyer shall submit to Setter estimates of the Nominated Daily Receipt Quantity, the Nominated Daily
Delivery Quantity (which shall include, as indicated separately by Buyer, any Quantity of Gas to be delivered at the Delivery Point by the Seller pursuant to Option 3 in Section 5.2) and the Nominated Daily Merchant Quantity, that Buyer desires
Seller to receive, transport, sell or deliver (as the case may be) during each Day of the following Month.
Buyer shall not be bound by the estimates submitted to Seller pursuant to this Section 9.1.

       Section 9.2 Daily Nomination:
Commencing on the Commencement Date and for each Day during the effectiveness of this Agreement, by S:00 a.m. of each Day, Buyer shall submit to Seller the Nominated Daily Receipt Quantity, the Nominated Daily
Delivery Quantity (which shall include, as indicated separately by Buyer, any Quantity of Gas nominated by Buyer to be delivered at the Delivery Point by the Seller pursuant to Option 3 in Section 5.2) and the Nominated Daily Merchant Quantity that Buyer desires
Setter to receive, transport, sell or deliver (as the case may be) during such Day. Such nomination shall also indicate an estimate of the Quantity of Gas
Buyer intends to make-up in accordance with Section
7.3. Seller shall confirm such daily nomination by facsimile to Buyer. Buyer shall endeavor in good faith to submit nominations that accurately reflect
Buyer's estimates of the Quantity of Gas Buyer expects to use at the Brandywine Facility. If Buyer fails to submit a nomination to Seller in accordance with this Article IX, Seller shall deem Buyer's nomination for that Day to be equal to the last effective nomination Buyer provided to Seller. Buyer may designate an agent to submit nominations on its behalf in accordance with this Article IX.

       Section 9.3 Intraday Nomination Chances:
During each Day, Buyer may submit to Seller a change to the nomination effective for such Day. Any such nomination change shall be effective no later than one (1) hour after Buyer submits such nomination change to Seller.

       Section 9.4 Predetermined Allocation: With each nomination Buyer submits to Seller pursuant to
Section 9.2, Buyer shall indicate the method Seller shall utilize for al locating Gas among the Daily
Delivery Quantity, the Daily Merchant Quantity, and any Quantity of Gas delivered at the Delivery Point during such Day pursuant to Option 3 in Section 5.2, such allocation to be based on the total Quantity of Gas delivered by Seller at the Delivery Point during such Day.

                         ARTICLE X
                   QUALITY AND PRESSURE

       Section 10.1 Delivery Pressure: Any Quantity of
Gas delivered by Seller at the Delivery Point for the account of Buyer shall be delivered at a pressure of no less than the Minimum Pressure.

       Section 10.2 Physical Quality of Gas: All Gas delivered at the Receipt Point for Buyer's account and delivered by Seller at the Delivery Point shall substantially conform to the quality specifications set forth in the effective FERC Gas Tariff of CLNG, as the same may be amended from time to time.

      Section 10.3 Failure to Conform to Quality
Specifications

       (a) If the Gas delivered by or on behalf of Buyer at the Receipt Point fails to conform to the quality specifications set forth in Section 10.2, Seller shall have the right, upon reasonable prior written notice to Buyer, to discontinue acceptance of Buyer's Gas. Such notice must specify the manner in which the quality of the Gas fails to conform to the specifications set forth in this Agreement.

       (b) If the Gas delivered by Seller at the Delivery Point fails to conform to the quality specifications set forth in Section 10~2, Buyer shall have the right to discontinue acceptance of deliveries of Gas. Buyer shall provide written notice to Seller as soon as practicable after such discontinuance of the acceptance of Gas. Such notice must specify the manner in which the quality of Gas fails to conform to the specifications set forth in this Agreement.

                      ARTICLE XI
                      MEASUREMENT

      Section 11.l Measurement

      (a) The Heating Value of Gas delivered by Seller on behalf of Buyer at the Delivery Point shall be determined by Seller in accordance with the applicable measurement provisions set forth in CLNG's then-effective FERC Gas Tariff, as amended or modified from time to time, and shall be based on the measurements made by Seller's measuring equipment at the Receipt Point"

       (b) The Quantity of Gas delivered by Seller at the Delivery Point shall be measured at the Delivery
Point in a manner consistent with the applicable measurement provisions set forth in CLNG's then-effective FERC Gas Tariff, as amended or modified from tine to time, and shall be based upon the Heating Value of Gas determined pursuant to Section 11.1.

                      ARTICLE XII
                  MEASURING EQUIPMENT

Section 12.1 Ownership and Operation

       (a) Seller shall install, own, maintain, and operate, at no additional expense to Buyer, at or near the Receipt Point a measuring station, conforming with those in general use in the natural gas industry, properly equipped with displacement, turbine or orifice meters, Gas samplers, chromatography, and other equipment necessary to measure the Quantity of Gas and the Heating Value of Gas received at the Receipt Point;
provided, however, Seller may utilize measurements made by CLNG for Gas delivered by CLNG to the Receipt Point in lieu of installing, owning, maintaining and operating a measuring station for measuring Gas received at the Receipt Point. Orifice meters shall be installed and operated in accordance with the specifications recommended in Gas Measurement Committee
Report No. 3 of the American Gas Association, as amended from time to time and applied in a practical manner. Displacement or turbine meters, if used, shall be installed and Gas volumes computed, in accordance with specifications recommended by the American Gas
Association, applied in a practical manner, or, in the absence of such specifications, in accordance with generally accepted industry practices.

      (b) Seller shall install own, maintain, and operate, at no additional expense to Buyer, at the Delivery Point a measuring station, conforming with those in general use in the natural gas industry, containing the equipment necessary to measure the Quantity of Gas delivered at the Delivery Point. Buyer shall provide Seller with a location on the site of the Brandywine Facility to construct such measuring station. Orifice meters shall be installed and operated in accordance with the specifications recommended in Gas Measurement Committee Report No. 3 of the American
Gas Association, as amended from time to time and applied in a practical manner. Displacement or turbine meters, if used, shall be installed and Gas volumes computed, in accordance with specifications recommended by the American Gas Association, applied in a practical manner, or, in the absence of such specifications, in accordance with generally accepted industry practices.

       Section 12.2 Check Meters

       (a) Buyer may install, operate, and maintain at the Delivery Point its own check measuring equipment at no additional expense to Seller except as specifically provided herein. The installation and operation of any check measuring equipment by Buyer shall not interfere with the operation of Seller's measuring equipment that is located at the Delivery Point.

       (b) Buyer may connect to any electronic real-time information regarding total receipts and deliveries that Seller obtains with respect to the measurement of Gas at the Receipt Point and the Delivery Point. In such case, the construction, ownership, cost and expense of such connection shall be borne (i) by Buyer, for that portion of the connection located on the site of the Brandywine Facility, and
(ii) by Setter, for the remaining portion of the connection. Setter, at no expense to Buyer except as specifically provided herein, may connect to any electronic real-time information Buyer obtains regarding total receipts and deliveries at Buyer' s check meter on Buyer's Plant property; provided, however, such connection shall not interfere with the operation of Buyer's check measuring equipment.

       Section 12.3 Access to Meters and Records:
Seller and Buyer shall be given prior notice of and shall have the right to be present at the time of any installation, reading, cleaning, changing, repairing, inspecting, testing, calibrating or adjusting done in connection with the other Party's equipment used in measuring the Quantity of Gas and the Heating Value of Gas received or delivered at the Receipt Point or Delivery Point. The records from this equipment shall remain the property of their owner, but upon request, each Party shall submit to the other Party copies of the requested records and charts, together with calculations therefrom, for inspection and verification, and copying, subject to return within ten
(10) Days after receipt.

      Section 12.4 Measurement Equipment Failures

       (a) Subject to the provisions of Section
12.4(b), with respect to Seller's measurement equipment at the Receipt Point and at the Delivery Point, in the event Seller's measurement equipment is out of service or registering inaccurately, the Quantity of Gas received or delivered at the Receipt Point or Delivery
Point shall be determined, unless mutually agreed otherwise: (i) by using the registration of any check meter or other equipment if installed and accurately registering; (ii) in the absence of such registrations, by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation; or (iii) in the absence of both such registrations and percentages of error, by estimating the Quantity of Gas or the Heating Value of Gas delivered to the Receipt Point or Delivery Point by receipts or deliveries during periods under similar conditions when the meter-was registering accurately.

       (b) In the event there is a discrepancy between the Quantity of Gas measured by Seller's measurement equipment at the Delivery Point and the Quantity of Gas measured by Buyer's check meter on the site of the Brandywine Facility (if such check meter is installed), the Parties shall promptly seek to determine the correct Quantity of Gas. Until such discrepancy is corrected, unless otherwise agreed, the Quantity of Gas delivered at the Delivery Point shall be determined:
(i) by using Buyer's check meter if Buyer's check meter is accurate and Seller's meter is not accurate; (ii) by using Seller's meter if such meter is accurate and Buyer's check meter is not accurate; or (iii) by using
Seller's meter if both meters are determined to be accurate; and (iv) by using Buyer's check meter for any time period prior to verification and correction of such meters for any circumstances not covered by (i) and
(iii) above.

       Section 12.5 Accuracy of Measuring Equipment:
The accuracy of Seller Is measuring equipment and Buyer's check meter on the site of the Brandywine
Facility shall be verified at reasonable intervals;
provided, however, neither Party shall be required to verify the accuracy of its equipment more frequently than once in any thirty (30) Day period. In the event either Party shall notify the other that it desires a special test of any measuring equipment, the Parties shall cooperate to secure a prompt verification of the accuracy of such equipment. The cost of any special test, if requested, shall be paid for by the requesting
Party if the measuring equipment tested is found to be in error by less than two percent (2%).

       Section 12.6 Correction of Errors

      (a) If testing indicates that Seller's measuring equipment, or Buyer's Delivery Point check meter, is in error such equipment shall be adjusted immediately to record accurately and any previous recordings from the equipment shall be corrected to zero (O) error for any period that is known definitely or agreed upon, but in case the period is not known definitely or agreed upon, corrections shall be for a period extending for one-half of the time elapsed since the date of the last test.

     (b) If a test of Seller's measuring equipment demonstrates an inaccuracy of two percent (2%) or more, adjustment of payments made by Buyer to Seller during the period of inaccuracy shall be as follows:

     (i) If the metering equipment registers a Quantity of Gas greater than is actually delivered to Buyer at the Delivery Point, Seller shall make a refund to Buyer for the amount which has been charged in excess of that which would have been charged had the meter registered with 100 percent accuracy. The refund will be computed upon the assumption that the meter was registering 100 percent prior to the beginning of the period of inaccuracy or the period of adjustment as determined in Section 12.6(a). The actual error of the meter, and not the difference between the allowable error and the error as found, shall be used as the basis for calculating the refund.

       (ii) If the metering equipment registers a Quantity of Gas less than actually delivered to Buyer at the Delivery Point, Seller may bill Buyer one half of the unbilled undercharge for a period of twelve months, unless the meter has been tested within that twelve month period, in which event Seller may bill
Buyer one half of the unbilled undercharge for the period since the meter was last tested.

       Section 12.7 Preservation of Records: Each Party shall preserve for a period of at least three (3) years, or such longer period as is required by any governmental authority having jurisdiction, all test data, charts, and other similar records.

                     ARTICLE XIII
                  BILLING AND PAYMENT

       Section 13.1 Billing: Seller shall present to
Buyer on or before the fifteenth (15th) Day following a Month in which Gas was delivered to Buyer under this Agreement a statement showing (i) the Quantity of Gas and the Heating Value of Gas received at the Receipt
Point and delivered at the Delivery Point on behalf of Buyer on each Day during such Month, separately for the Daily Receipt Quantity, the Daily Delivery Quantity, the Daily Merchant Quantity, any Banked Quantity credited to Buyer's account and any Quantity of Gas delivered by Seller to Buyer at the Delivery Point pursuant to Option 3 in Section 5.2, (ii) the quantities of Gas in Mcf received at the Receipt Point and delivered at the Delivery Point on behalf of Buyer on each Day during such Month, separately for the Daily
Receipt Quantity, the Daily Delivery Quantity, the
Daily Merchant Quantity, for any Banked Quantity credited to Buyer's account and any Quantity of Gas delivered by Seller to Buyer at the Delivery Point pursuant to Option 3 in Section 5.2, and (iii) the total amounts and charges due and payable by Buyer.

       Section 13.2 Payment: Subject to the provisions of Section 13.5, within forty-eight (4%) hours after Buyer receives a draw from Buyer's Lenders following receipt-of Seller's statement (but no later than five
(5) Days after the end of the Month in which Seller's statement was delivered to Buyer) or on or before the last day of the Month in which Seller's statement is received by Buyer if Buyer is no longer drawing funds from Buyer's Lenders, Buyer shall pay to Seller by wire transfer to an account identified by Seller the amount due pursuant to such statement and this Agreement for transportation service and merchant service performed during the preceding Month. The account number for Seller shall be such account number as reflected on Seller's invoice from time to time. If presentation of a bill to Buyer is delayed beyond the fifteenth (15th)
Day of a Month as required in Section 13.1, then the payment date shall be postponed by a period equal to the number of Days elapsed between the fifteenth (15th)
Day of the Month and the Day on which the bill was actually presented, unless Buyer is responsible for such delay in which case payment shall be due as set forth above. If Buyer fails to pay the undisputed portion of any amount when due, interest on the unpaid amount shall accrue from the date such payment was due at a rate equal to two percent (2%) above the prime interest rate of Chase Manhattan Bank, N.A. (New York) or its successor bank, in effect on the first business
Day of the Month for which interest is being calculated.

       Section 13.3 Billing Disputes: If Buyer in good faith disputes the amount of a bill issued by Seller, or any part of it, Buyer shall pay such amount as is undisputed and shall notify Seller of the amount in dispute and the reasons for that dispute not later than the date payment of the undisputed amount is due. In the event such good faith dispute is resolved by the Parties, Buyer shall pay Seller any additional amounts due. Buyer's withholding of payment of amounts which it disputes in good faith until final resolution of such dispute shall not constitute a payment default under l9.1(a)(i).

       Section 13.4 Verification: Seller and Buyer shall have the right to examine at any reasonable time the books, records, and charts of the other Party to the extent necessary to verify the accuracy of any statement, chart or computation made under or pursuant to the provisions of this Agreement.

       Section 13.5 Correction of Errors In the event either Party determines that there is an error in the amount billed in any statement rendered by Seller, the error shall be adjusted within thirty (30) Days of the Day on which a final determination of whether an error has occurred has been made. If the error resulted in an overcharge and the bill has been paid, Seller shall refund the amount of the overcharge, with interest at a rate equal to two percent (2%) above the prime interest rate of Chase Manhattan Bank, N.A. (New York) or its successor bank, in effect on the first business Day of the Month for which interest is being calculated, from the time the overcharge or undercharge was paid to the date of refund. If the error resulted in an undercharge and the bill has been paid, Buyer shall pay the amount of the undercharge upon notice from Seller.
Notwithstanding the above, in no event shall Seller or Buyer be liable to the other Party for errors determined to have occurred in any bill or statement that was originally issued more than twenty-four (24)
Months prior to the Day on which the error was determined.

       Section 13.6 Non-Business Days: If a payment date under this Article XIII falls on a Day that is not a Day on which Seller is open for business, then the payment date shall be the next Day Seller is open for business after the date that the payment is otherwise due.

                      ARTICLE XIV
                        NOTICES

       Section 14.1 Notices: All notices including, without limitation, communications, statements, and nominations that are required or permitted under this Agreement shall be in writing except as otherwise provided for in this Agreement or as otherwise agreed to by the Parties. Notice or communication shall be deemed effective upon receipt. Notice may be accomplished by personal service, telegram, telecopier, overnight courier or U.S. mail and shall be sent to the Parties at the following addresses:

Seller:
       Washington Gas Light Company
       6801 Industrial Road
       Springfield, Virginia 22157
       Telephone: (703) 750-4265
       Telecopier: (703) 750-7945

Buyer: Panda-Brandywine, L. P.
       4100 Spring Valley
       Suite 1001
       Dallas, TX 75244
       Attention: Fuel Manager
       Telephone: (214) 980-7159
       Telecopier: (214) 980-6815

Either Party may change its address from time to time by giving written notice of such change to the other
Party. Any notice or communication given or delivered under this Agreement by mail shall be deemed received by the addressee at the end of the third (3rd) business
Day after the date of mailing by prepaid mail in the U.S. mail; provided, however, at any time when there is a strike affecting delivery of U.S. mail, all such deliveries shall be made by hand, overnight courier or telecopier. If any such notice, communication, statement or nomination is delivered by hand, overnight courier or telecopier to the addressee, it shall be deemed to have been received by the addressee as soon as such delivery or transmission has been effected.

                      ARTICLE XV
             POSSESSION AND RESPONSIBILITY

Section 15.1 Possession and Responsibility: As between the Parties, Buyer shall be deemed to be in exclusive control and possession of the Gas to be received, transported, and delivered by Seller pursuant to
Article IV prior to receipt by Seller at the Receipt
Point and after receipt by Buyer of such Gas at the Delivery Point. Otherwise Seller shall be deemed to be in exclusive control and possession of the Gas, including with respect to any Banked Quantity until reduced by Buyer pursuant to Section 5.2. The Party that has exclusive control and possession of the Gas shall have sole responsibility for any event or occurrence regarding the Quantity of Gas in that Party's exclusive control and possession, and shall indemnify, defend and hold harmless the other Party with regard to such event or occurrence in accordance with Article XX hereof, except to the extent of the fault, negligence or willful misconduct of the other
Party, or except to the extent the other Party fails to comply with the terms of this Agreement.

                      ARTICLE XVI
                   WARRANTY OF TITLE

      Section 16.1 Warranty of Title

     (a) Buyer warrants for itself, its agents and its principals that at the time of delivery of its Gas to Seller at the Receipt Point, Buyer shall have good, valid, and legal title to the Gas, or the right to deliver or cause to be delivered such Gas, free and clear of all liens, encumbrances, security interests, charges, and other adverse claims. Buyer agrees to pay or cause to be paid to the entities entitled all royalties, overriding royalties or like charges and remove hi adverse claims in respect of Buyer's Gas or the value thereof.

      (b) Seller warrants for itself, its agents and its principals that at the time of sale and delivery of Gas to Buyer at the Delivery Point pursuant to Article
VI, Seller shall have good, valid, and legal title to the Gas, or the right to sell and deliver such Gas, free and clear of all liens, encumbrances, security interests, charges, and other adverse claims. Seller agrees to pay or cause to be paid to the entities entitled all royalties, overriding royalties or like charges and remove all adverse claims in respect of Seller's Gas or the value thereof. Seller hereby warrants to Buyer that at the time of Seller's redelivery of Gas transported on behalf of Buyer pursuant to Article IV, including redelivery of any Quantity of Gas at the Delivery Point pursuant to Option 1 in Section 5.1, Seller will have the good right to deliver or redeliver such Gas, and that such Gas shall be free and clear of all liens, encumbrances, security interests, charges and other adverse claims.

    (c) Each Party agrees, with respect to the Gas delivered or redelivered by it, to indemnify the other against all suits, actions, debts, accounts, damages, costs (including reasonable attorney's fees), losses and expenses arising from or out of any adverse claims of any and all persons to or against said Gas.

                     ARTICLE XVII
                     FORCE MAJEURE

       Section 17.1 Effect of Force Manure

     (a) If either Party is rendered wholly or partially unable to perform its obligations under this Agreement because of an event of Force Majeure, that Party shall be excused from whatever performance is affected by the event of Force Majeure to the extent so affected; provided, that such Party shall comply with the provisions of this Section 17.1. Under the terms of this Agreement, Force Majeure shall mean any act of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, the necessity for making repairs to or alterations of machinery or lines of pipe, freezing of machinery or lines of pipe due to abnormally cold weather, partial or entire failure of Buyer's Gas supply due to an event of force
Majeure, failure of any third party pipeline transporter to transport under a firm transportation agreement the Gas that would be received at the Receipt
Point prior to delivery to Seller at the Receipt Point due to an event of force Majeure, inability to obtain materials, equipment, supplies , permits or labor, the binding future order of any court or administrative body of applicable jurisdiction which materially adversely affects either Party's ability to perform under this Agreement, or any other cause, whether of the kind herein enumerated or otherwise, and whether or not caused or occasioned by or happening on the account of, the act or omission of one of the Parties or some person or concern not a Party to this Agreement, not within the reasonable control and without the fault or negligence of the Party claiming the event of Force
Major.

     (b) The non-performing Party claiming-suspension of its obligations under this Agreement due to an event of Force Majeure, as soon as practicable after learning of the occurrence of the inability to perform due to an event of Force Majeure, shall provide written notice to the other Party giving the particulars of the occurrence, including an estimation of its expected duration and probable impact on the performance of its obligations under this Agreement, and shall continue to furnish timely regular reports with respect thereto during the period of Force Majeure.

       (c) The non-performing Party shall exercise all reasonable efforts to continue to perform its obligations under this Agreement and to remedy its inability to so perform.

       (d) The non-performing Party shall provide the other Party with prompt notification of the cessation of the event of Force Majeure giving rise to the excuse from performance.

       (e) No obligation of either Party that arose prior to the occurrence of the event of Force Majeure shall be excused as a result of that occurrence.

       Section 17.2 Force Manure Termination: In the event that Buyer is unable to utilize the transportation service or merchant service under this Agreement for a period of three-hundred and sixty-five
(365) consecutive Days or longer, due to an event of Force Majeure declared by a Party, the Party not claiming Force Majeure may terminate this Agreement on thirty (30) Days' prior written notice to the other
Party.

       Section 17.3 Settlement of Strikes Lockouts or
Other Labor Disputes: Nothing in this Article XVII shall require the settlement of any strike, walkout, lockout or other labor dispute on terms that, in the sole judgment of the Party involved in the dispute, are contrary to that Party's interest. It is understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be entirely within the discretion of the Party having the difficulty.

                     ARTICLE XVIII
                TRANSFER AND ASSIGNMENT

       Section 18.1 Assignments

       (a) Except as specified in Section l8.1(b), the rights and obligations of the Parties to this Agreement may not be assigned by either Party except upon the express written consent of the other Party, which consent shall not be unreasonably withheld. In the event that an assignment is made and consented to, the assigning Party shall be released and discharged from all obligations to the other Party under this Agreement thereafter arising, such assignee shall be substituted in place of the assigning Party herein, and the assigning Party shall remain liable for all obligations to the other Party hereunder arising and accruing hereunder prior to the effectiveness of such assignment.

      (b) Either Party may assign its rights and interests under this Agreement, without the consent of the other Party but upon written notice to the other
Party, to any person or entity that succeeds by purchase, merger, or consolidation to the assets of the assigning Party substantially or in its entirety. Buyer may assign to any person, without the consent of Setter but upon written notice to the Seller, its duties relating to the administration of this Agreement, including but not limited to submitting nominations to Seller pursuant to Article IX. Buyer shall have the right, without the consent of Seller but upon written notice to Seller, to assign all of its rights and interests (but not its obligations) under this Agreement to Buyer's Lenders as security for Buyer's obligations under the terms of financing provided by Buyer's Lenders. Seller acknowledges that upon an event of default by Buyer under the terms of such financing, any of Buyer's Lenders may (but shall not be obligated to) assume or cause its designee or a new lessee or purchaser of the Brandywine Facility to assume, all of the interests, rights, and obligations of Buyer thereafter arising under this Agreement. If the rights, obligations and interests of Buyer in this Agreement shall be assumed, sold or transferred as provided for herein, Buyer shall be released and discharged from and the assuming party shall be bound by and assume the terms and conditions of this Agreement and any and all obligations to Seller arising or accruing under this Agreement from and after the date of such assumption, and Seller shall continue this Agreement with the assuming party as if such person had thereafter been named as the contracting party under this Agreement;
provided/ however, if any of Buyer's Lenders assumes this Agreement as provided herein they shall not be liable for the performance of such obligations hereunder except to the extent of their interest in the Brandywine Facility.

                      ARTICLE XIX
       DEFAULT AND REMEDIES, FAILURE TO DELIVER

     Section 19.1 Definition of Event of Default

     (a) An Event of Default under this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events:

     (i) The unexcused failure by either Party to make payment of any amounts due to the other Party under this Agreement and that failure continues for a period of thirty (30) Days after written notice of nonpayment; or

     (ii) The unexcused failure by Seller to
receive, transport, sell or deliver any Quantity of Gas in accordance with this Agreement for twenty (20) Days during any Contract Year, except during a Peak Period
Release or as a result of Force Majeure; or

     (iii) The unexcused failure by either Party to perform fully any other material provision of this Agreement and (A) such failure continues for a period of sixty (60) Days after written notice of non-performance from the other Party or (B) if within such 60-Day period the non-performing Party commences and proceeds with due diligence to cure the failure and the failure is not cured within one hundred and eighty
(80) Days or the period of time agreed to by the Parties in writing as being necessary for the Party to cure the failure with all due diligence; or

     (iv) If by order of a court of competent jurisdiction, a receiver or liquidator or trustee of either Party or of any of the property of either Party shall be appointed and such receiver or liquidator or trustee shall not have been discharged within a period of sixty (60) Days; or, if by decree of such a court, either Party shall be adjudicated bankrupt 'or insolvent or any substantial part of the property of such Party shall have been sequestered or, such decree shall have continued undischarged and unstayed for a period of sixty (60) Days after the entry thereof; or, if a petition to declare bankruptcy or to reorganize either Party pursuant to any of the provisions of the Federal Bankruptcy Code, as it now exists or as it may hereafter be amended or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, shall be filed against such Party and shall not be dismissed within sixty (60) Days after such filing; or

      (v) If either Party shall file a voluntary petition in bankruptcy under any provision of any Federal or state bankruptcy law or shall consent to the f fling of any bankruptcy or reorganization petition against it under any similar law; or without limitation of the generality of the foregoing, if either Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the Federal Bankruptcy
Code, as it now exists or as it may hereafter be amended or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding;
or, if either Party shall make a general assignment for the benefit of its creditors; or, if either Party shall admit in writing its inability to pay its debts generally as they become due; or if either Party shall consent to the appointment of a receivers), trustee (s) or Liquidator(s) of its or of all or of any part of its property.

       (b) If both Parties reasonably agree that an Event of Default has occurred, then the non-defaulting
Party may proceed to exercise any remedy provided under this Agreement or existing at law or in equity. If one
Party believes in good faith that no Event of Default has occurred and promptly informs the Party asserting the existence of the Event of Default of this belief, then the Parties shall enter negotiations in an attempt to resolve the dispute; provided, however, if the non-defaulting Party believes in good faith that a negotiated resolution to the dispute is unlikely, then that Party may proceed to exercise any and all remedies available under this Agreement or existing at law or in equity; and provided, further, nothing contained in this Section l9.1(b) shall be deemed to extend the cure periods set forth in Section 19.1(a).

       Section 19.2 Remedies for Event of Default:
During any Event of Default, the Party not in default shall have the right, subject to the cure periods set forth in Section l9.1(a):

       (a) To suspend service under this Agreement for thirty (30) Days upon written notice to the defaulting
Party and, after such 30-Day suspension period, to terminate this Agreement upon thirty (30) Days' written notice to the defaulting Party; provided, however, such termination shall not be effective if the Event of Default is cured prior to the end of such 30-Day notice period; and

       (b) To pursue any other remedy provided under this Agreement or now or hereafter existing at law or in equity or otherwise/except as expressly limited by this Agreement; provided, however, in the case of an Event of Default by Buyer hereunder, Seller shall provide Buyer's Lenders with notice of such Event of Default at the same time such notice is provided to Buyer pursuant to Article XIV hereof and Buyer's
Lenders each shall have the right (but not the obligation), within the time periods for cure set forth in Section 19.1(a) hereof, (i) to cure the Event of Default on behalf of Buyer or (ii) to cure the Event of Default on behalf of Buyer and to assume or cause its designee or a lessee or purchaser of the Brandywine
Facility to assume all of the rights and obligations of Buyer under this Agreement arising after the date of such assumption.

       Section 19.3 Seller's Failure to Deliver

       (a) If on any Day, Seller fails to receive, transport, sell or deliver a Quantity of Gas in accordance with the terms of this Agreement for any reason, except during a Peak Period Release or as a result of Force Majeure, Seller shall pay to Buyer as liquidated damages an amount equal to either of the following:

       (i) On any Day during which Buyer's use of fuel oil at the Brandywine Facility in lieu of the Quantity of Gas Seller fails to receive, transport, deliver or sell under this Agreement would not violate the Air
Permit Restrictions, or on any Day during which Buyer is able to obtain a replacement supply of Gas for the full Quantity of Gas Seller fails to receive, transport, deliver or sell, the difference between (x) the total cost Buyer reasonably incurs to purchase and transport replacement fuel (either Gas or fuel oil) to the Brandywine Facility for use at the Brandywine
Facility during such Day, and (y) the total cost Buyer would have incurred for the Quantity of Gas Seller failed to receive, transport, sell or deliver in accordance with the terms of this Agreement; or

       (ii) On any Day during which Buyer's use of fuel oil at the Brandywine Facility in lieu of the Quantity of Gas Seller fails to receive, transport, sell or deliver would violate the Air Permit Restrictions, or during which Buyer is unable to obtain replacement fuel
(either Gas or fuel oil), the total reduction in payments due to Buyer from Potomac Electric Power
Company, pursuant to that certain Power Purchase
Agreement, dated August 9, 1991, between Seller and
Potomac Electric Power Corporation (as such agreement may be amended from time to time), as a result of Buyer's failure to deliver capacity or energy to Potomac Electric Power Company during the period of Seller's failure to receive, transport, sell or deliver a Quantity of Gas.

       (b) Buyer's remedy of liquidated damages under this Section 19.3 shall be in addition to such other remedies available to Buyer hereunder if Seller's failure to receive, transport, sell or deliver a Quantity of Gas under this Agreement constitutes an Event of Default, including commencing an action before the Maryland Public Service Commission; provided, however, such other remedies available to Buyer shall not include an action to recover the costs Buyer incurs to construct its own pipeline in lieu of receiving service from Seller hereunder.

      Section 19.4 Exclusion of Certain Damages:
Neither Party shall be liable to the other Party for special, incidental, consequential or punitive damages arising out of or related to this Agreement.

                      ARTICLE XX
                    INDEMNIFICATION

      Section 20.1 Indemnification: Each Party hereto shall indemnify and hold the other Party, its affiliates, successors and assigns, and the officers, directors, employees, agents, representatives, contractors and stockholders of each of them, harmless from and against all damages, losses or expenses suffered or paid as a result of any and all claims, demands, suits, causes of action, proceedings, judgments, and liabilities, including reasonable attorneys' fees incurred in litigation or otherwise, assessed, incurred or sustained by or against any such Party with respect to or arising out of a willful or negligent act or failure to act or of a breach of this Agreement by the indemnifying Party, its successors and assigns, or any of their officers, directors, employees, contractors, agents or representatives, except to the extent that any such damages, losses or expenses are the result of a willful or negligent act or the failure to act or of a breach of the terms of this Agreement by the indemnified Party, its successors and assigns or any of their officers, directors, employees, contractors, agents or representatives.

      Section 20.2 Notice and Legal Defense:
Promptly after receipt by a Party of any claim or notice of the commencement of any action, administrative or legal proceeding or investigation as to which the indemnity provided for in Section 20.1 hereof may apply, the indemnified Party shall notify the indemnifying Party in writing of this fact. The indemnifying Party shall assume the defense thereof with an attorney designated by that Party and satisfactory to the indemnified Party. However, the indemnifying Party may not settle or compromise any claim or lawsuit without the prior consent of the indemnified Party if such settlement or compromise (a) requires the indemnified Party to forego or relinquish any rights or make any unindemnified payment; or (b) subjects the indemnified Party to any injunction. The indemnified Party shall have the right, at its sole option and expense, to retain counsel to represent its interests in defending the claim or lawsuit.

      Section 20.3 Failure to Defend Action: Should a Party be entitled to indemnification under Section
20.1 hereof as a result of a claim by a third party and the indemnifying Party fails to assume the defense of that claim, the indemnified Party may at the expense of the indemnifying Party contest (or, with the prior written consent of the indemnifying Party, settle) the claim; Provided, however, the indemnified Party may, without the consent of the indemnifying Party (with the indemnifying Party remaining obligated to indemnify the indemnified Party under Section 20.1) choose not to contest such claim if, in the written opinion of the indemnified Party's attorney, such claims) is meritorious.

       Section 20.4 Indemnification Amount: In the event that a Party is obligated to indemnify and hold the other Party and its successors and assigns harmless under Section 20.1, the amount owing to the indemnified
Party shall be the amount of such Party's actual out-of-pocket loss and expenses net of any net insurance or other actual recovery but shall not include any special, incidental, consequential or punitive damages.

                      ARTICLE XXI
                FACILITIES CONSTRUCTION

       Section   21.1 GAL Facilities: Upon Seller's
receipt of notice from Buyer that Buyer has commenced construction of the Brandywine Facility, Seller shall construct, at its sole expense and in accordance with
Section 2.3(b), the WGL Facilities. Within four (4) months of Sellers receipt of such notice, Seller shall provide Buyer with a report describing, with particularity, the facilities to be constructed, their location, their physical characteristics, and the time schedule Seller shall follow for the construction, testing and completion of the WGL Facilities. Once
Seller has commenced construction of the WGL
Facilities, Seller shall provide Buyer with a Monthly progress report concerning the construction of the WGL
Facilities until the WGL Facilities are operational.
Seller shall complete construction of and put into operation the WGL Facilities no later than twelve (12)
Months following receipt of Buyer's notice required by this Section 21.1, but in any event no later than February 1, 1996, provided, Buyer is making reasonable progress toward completion of construction of the Brandywine Facility. If Buyer significantly changes the date by which it will commence testing of the Brandywine Facility (which date is currently scheduled to be February 1, 1996), Buyer and Seller shall meet to negotiate a change in the date by which Seller must complete construction and put into operation the WGL
Facilities, which date shall correspond to the date
Buyer will commence testing of the Brandywine Facility.

                     ARTICLE XXII
                  WEATHER PREDICTIONS

       Section 22.1 Weather Predictions: On each Day, by 8:00 a.m. EST, Seller shall provide Buyer with the weather prediction Seller is then relying on to plan its Gas supply needs for its distribution customers for the next Day.

                      ARTICLE XXIII
               MISCELLANEOUS PROVISIONS

          Section 23.1 Regulation

      (a) This Agreement and the respective
obligations of the Parties hereto are subject to all present and future valid laws, orders, rules and regulations by governmental authorities having jurisdiction over the Parties, this Agreement or any provision hereof. Neither Party shall be held in default for failure to perform hereunder if such failure is due to compliance with laws, orders, rules or regulations of any such governmental authorities.

      (b) This Agreement is subject to the approval of the Maryland Public Service Commission, on terms and conditions reasonably acceptable to both Parties.

      Section 23.2 Binding Effect: The terms and provisions of this Agreement and the respective rights and obligations hereunder of Buyer and Seller shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

      Section 23.3 Nonwaiver of Defaults: No waiver by Seller or Buyer of any default by the other under this Agreement in the performance of any provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a similar or different character.

      Section 23.4 Written Amendments: No modification of the terms and provisions of this Agreement shall be or become effective except by written amendment executed by the Parties.

      Section 23.5 Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, other than such laws governing choice of laws.

       Section 23.6 Severability and Renegotiation:
Should any provision of this Agreement for any reason be declared invalid or unenforceable by final and non-appealable order of any court or regulatory body having jurisdiction, such decision shall not affect the validity of the remaining portions, and the remaining portions shall remain in force and effect as if this Agreement had been executed without the invalid or unenforceable portion. In the event any provision of this Agreement is declared invalid or unenforceable, the Parties shall promptly negotiate in good faith a new provisions) to eliminate the invalidity or unenforceable provision and to restore this Agreement as near as possible to its original intent and effect.

      Section 23.7 Other Agreements: This Agreement contains the entire agreement and understanding of the parties relating to the transportation and sale of Gas and supersedes any and ail oral or written agreements and understandings that may have been made previously that relate to the subject matter herein.

      Section 23.S No Third Party Beneficiary: No customer of Seller other than Buyer shall have any rights under this Agreement.

      Section 23.9 Priority: Notwithstanding
anything that may be contained in this Agreement, if there is a conflict between the provisions of this Agreement and an effective tariff of Setter, to which this Agreement is or may become subject, the provisions of this Agreement shall control unless the Maryland Public
Service Commission orders otherwise.

      Section 23.10 Captions: All indices, titles, subject headings, section titles, and similar items are provided for the purpose of reference and convenience and are not intended to be inclusive, definitive or to affect the meaning, content or scope of this Agreement.

      Section 23.1l Survival: Any provisions) of this Agreement that expressly or by implication comes into or remains in force following the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

      Section 23.12 Further Assurances: The Parties shall execute such additional documents including, without limitation, a reasonable consent to assignment or similar document required by Buyer's Lenders, and shall cause such additional action to be taken as may be reasonably required or, in the good faith and prudent judgment of any Party, may be necessary or desirable to effect or evidence the provisions of this Agreement and the transactions contemplated hereby.

      Section 23.13 Counterparts: This Agreement may be executed in any number of counterparts, and each counterpart shall have the same force and effect as the original instrument.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

ATTEST:                  WASHINGTON GAS LIGHT COMPANY
                         BY:  Frank J. Hollewa
                         TITLE: Senior Vice President



ATTEST                   PANDA-BRANDYWINE, L.P.
                         BY: Panda Brandywine
                             Corporation its sole
                             general partner


                         BY:  Robert C. Carter

                        Title: Chairman